SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.)
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VERSAR, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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Dear Stockholder:

You are cordially invited to attend Versar, Inc.’s Annual Meeting of Stockholders to be held at our offices, 6850 Versar Center, Springfield, Virginia 22151, on Wednesday, November 14, 2007, at 10:00 a.m. local time.

The matters scheduled for consideration at the meeting are the election of directors and other matters described in the enclosed Proxy Statement. We will also report to you on Versar’s condition and performance, and you will have the opportunity to question management on matters that affect the interests of all stockholders.

You can reach the offices of Versar by car, from either I-395 or I-495. From I-395: exit Edsall Road West to Backlick Road; left (south) on Backlick to Hechinger Drive; left on Hechinger Drive to Versar Center. From I-495: exit Braddock Road East to Backlick Road; right (south) on Backlick to Hechinger Drive; left on Hechinger Drive to Versar Center.

The stockholders’ interest in the affairs of Versar is encouraged and it is important that your shares be represented at the meeting. We hope you will be with us. Whether you plan to attend or not, please complete, sign, date, and return the enclosed proxy card as soon as possible in the postpaid envelope provided. Sending in your proxy will not limit your right to vote in person or to attend the meeting, but it will assure your representation if you cannot attend. Your vote is important.

Sincerely yours,

Paul J. Hoeper
Chairman of the Board

October 10, 2007

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Versar, Inc.:

The Annual Meeting of Stockholders of Versar, Inc. (the “Company”) will be held at the Company’s offices, 6850 Versar Center, Springfield, Virginia 22151, on Wednesday, November 14, 2007, at 10:00 a.m. local time for the following purposes:

1. To elect nine directors to serve until the 2008 Annual Meeting of Stockholders;

2. To ratify the appointment of Grant Thornton LLP as independent accountants for fiscal year 2008; and

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on September 28, 2007, will be entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.

Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement regarding the matters to be acted upon at the meeting.

By Order of the Board of Directors,

James C. Dobbs
Secretary

October 10, 2007

IMPORTANT NOTICE

YOUR PROXY IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE IN THE POST-PAID ENVELOPE PROVIDED.

VERSAR, INC.

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
NOVEMBER 14, 2007

GENERAL

This Proxy Statement and the enclosed proxy card are being mailed on or about October 10, 2007, to stockholders (“Stockholders”) of Versar, Inc. (“Versar” or the “Company”) in connection with the solicitation by the Board of Directors of the Company of proxies for use at the 2007 Annual Meeting of Stockholders (the “Annual Meeting”) and any adjournment(s) or postponement(s) thereof. The Annual Meeting will be held at 10:00 a.m. eastern standard time at the Company’s offices at 6850 Versar Center, Springfield, Virginia 22151, on November 14, 2007. Any person giving a proxy pursuant to this Proxy Statement may revoke it at any time before it is exercised at the meeting by filing with the Secretary of the Company an instrument revoking it or by delivering to the Company a duly executed proxy bearing a later date. In addition, if the person executing the proxy is present at the Annual Meeting, he or she may revoke such proxy by voting his or her shares in person. Proxies in the form enclosed, if duly signed and received in time for voting, and not revoked, will be voted at the Annual Meeting in accordance with the directions specified therein.

On or about October 10, 2007, the Annual Report of the Company for fiscal year 2007 (including financial statements), the Notice of Annual Meeting, this Proxy Statement, and the enclosed proxy card are being mailed in a single envelope to holders of Versar’s Common Stock, par value $.01 per share (“Common Stock”), at the close of business on September 28, 2007 (the “Record Date”).

Record Date and Voting Rights

Only holders of record of Common Stock on the Record Date are entitled to notice of and to vote at the Annual Meeting and any adjournment(s) or postponement(s) thereof. There were 8,798,323 shares of Common Stock outstanding and entitled to vote as of the Record Date. Each share of Common Stock entitles the holder to one vote on all matters of business at the meeting.

The By-laws of the Company require that the holders of a majority of the outstanding shares of the Company’s Common Stock entitled to vote at the Annual Meeting be present in person or represented by proxy in order for a quorum to exist for the transaction of business at that meeting. Abstentions and “broker non-votes” (which occur if a broker or other nominee does not have discretionary authority and has not received voting instructions from the beneficial owner with respect to the particular item) are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Assuming that a quorum is present for the Annual Meeting, then those nine nominees for director who receive the highest number of votes cast will be elected. Abstentions and broker non-votes will have no effect on the outcome of the election of directors.

Proposal No. 2 must be approved by the affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote thereon. For purposes of Proposal No. 2, abstentions are counted for purposes of calculating shares entitled to vote but are not counted as shares voting and therefore have the effect of a vote against such proposal. For purposes of Proposal No. 2, broker non-votes are not counted as shares entitled to vote and therefore have no effect with respect to such proposal.

Any proxy which is returned by a Stockholder properly completed and which is not revoked will be voted at the Annual Meeting in the manner specified therein. Unless contrary instructions are given, the persons designated as proxy holders in the accompanying proxy card (or their substitutes) will vote FOR the election of the Board of Directors’ nominees, FOR Proposal No. 2 and in the proxy holders’ discretion with regard to all other matters. Any unmarked proxies, including those submitted by brokers (other than broker non-votes) or custodians, nominees or fiduciaries, will be voted in favor of the nominees for the Board of Directors and other proposals, as indicated in the accompanying proxy card.

The cost of preparing, assembling and mailing all proxy materials will be borne by Versar. In addition to solicitation by mail, solicitations may be made by personal interview, telephone, and telegram by officers and regular employees of the Company or its subsidiaries, acting without additional compensation. Versar anticipates that banks, brokerage houses, and other custodians, nominees, and fiduciaries will forward this material to beneficial owners of shares of Common Stock entitled to vote at the Annual Meeting, and such persons will be reimbursed by Versar for the out-of-pocket expenses incurred by them in this regard.

Principal Shareholders

The table below sets forth, as of September 28, 2007, the only persons known by the Company to be the beneficial owners of more than 5% of the outstanding shares of Common Stock.

	Amount and Nature	Percent
	of Beneficial	of
Name and Address of Beneficial Owner	Ownership	Class of Stock
Dr. Robert L. Durfee(1) 6850 Versar Center Springfield, VA 22151	565,988	6.4%
Marathon Capital Management(2) 4 North Park Drive, Suite 106 Hunt Valley, MD 21030	505,900	5.8%
Perritt Capital Management(3) 300 S. Wacker Drive, Suite 2880 Chicago, IL 60606	457,400	5.2%
Versar Employee 401(k) Plan(4) 6850 Versar Center Springfield, VA 22151	478,431	5.4%

(1)	For a description of the nature of the beneficial ownership of Dr. Durfee, see “SECURITY HOLDINGS OF MANAGEMENT”. The information with respect to shares of Common Stock held by Dr. Durfee are based upon filings with the Securities and Exchange Commission and information supplied by Dr. Durfee.

(2)	The information with respect to shares of Common Stock held by Marathon Capital Management, LLC, is based on filings with the Securities and Exchange Commission.

(3)	The information shown is based on a jointly filed Schedule 13G filed with the Securities and Exchange Commission by Perritt Capital Management, Inc.; Perritt MicroCap Opportunities Fund, Inc.; and Perritt Funds, Inc.

(4)	All of the shares of Common Stock held by the Versar Employee 401(k) Plan (“401(k) Plan”) are allocated to individual 401(k) Plan participants’ accounts and are voted by those participants. If the participants do not vote their allocated shares, the Trustees have the power to vote those shares. The 401(k) Plan Trustees have investment power over all shares of Common Stock held by the 401(k) Plan. The 401(k) Plan Trustees are Dr. Theodore M. Prociv and Lawrence W. Sinnott. Each disclaims beneficial ownership of the Common Stock held by the 401(k) Plan solely from their position as Trustee. Such shares are not included in the ownership reported for Dr. Prociv and Mr. Sinnott. The information with respect to shares of Common Stock held by the 401(k) Plan is based upon filings with the Securities and Exchange Commission, a report from the 401(k) Plan Custodian and a report by the Company’s stock transfer agent.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Nominees for Election

The Board of Directors of the Company recommends the election of the persons named below who have been nominated by the Board of Directors to serve as directors of Versar until the fiscal year 2008 Annual Meeting of Stockholders and until their successors have been duly elected and qualified. The persons named in the accompanying proxy will vote for the election of the nominees named below unless authority is withheld. Each nominee is presently a director of the Company and has served as such for the time indicated opposite his or her name. If for any reason any of the persons named below should become unavailable to serve, an event that management does not anticipate, proxies will be voted for the remaining nominees and such other person or persons as may be designated by the Board of Directors.

Served as
Name	Director	Business Experience and Age

Paul J. Hoeper	2001 to the present	Business consultant since February 2001; Assistant Secretary of the Army for Acquisition, Logistics and Technology, from May 1998 to January 2001; Deputy Under Secretary of Defense, International and Commercial Programs, from March 1996 to May 1998; President, Fortune Financial from 1994 to January 1996. Age 61.
Michael Markels, Jr.	1969 to the present	Independent consultant; Chairman of the Board, President and Chief Executive Officer of Ocean Farming, Inc. from 1995 to August 2001 and March 2002 to the present; Co-founder of the Company; Chairman Emeritus of the Board of Versar; retired former Chairman of the Board of Directors of Versar from April 1991 to November 1993; President, Chief Executive Officer, and Chairman of the Board of Versar from 1969 to March 1991. Age 81.
Robert L. Durfee	1969 to the present	Independent consultant; Co-founder of the Company; Executive Vice President of the Company from 1986 to June 2004; and President of GEOMET Technologies, LLC., a subsidiary of the Company, from 1991 to June 2004. Age 71.
Theodore M. Prociv	1999 to the present	President of Versar since November 1999; Chief Executive Officer of Versar since July 2000; Deputy Assistant Secretary of the Army from May 1998 to October 1999; Deputy Assistant to the Secretary of Defense from April 1994 to April 1998. Age 59.
James L. Gallagher	2000 to the present	President, Gallagher Consulting Group since September 1999; President of Westinghouse Government and Environmental Services from 1996 to 1999; Executive Vice President of Westinghouse Government and Environmental Services from 1994 to 1996; Vice President and General Manager, Westinghouse Government Operations Business Unit 1992 to 1994; Age 70.
Fernando V. Galaviz	2000 to the present	Chairman, President and Chief Executive Officer of The Centech Group, Inc. from 1988 to the present. Age 72.

Served as
Name	Director	Business Experience and Age

Amoretta M. Hoeber	2000 to the present	President, AMH Consulting since 1992; Director, Strategic Planning, TRW Federal Systems Group and TRW Environmental Safety Systems, Inc., from 1986 to 1992; Deputy Under Secretary U.S. Army from 1984 to 1986; Principal Deputy Assistant Secretary, U.S. Army from 1981 to 1984. Age 65.
Amir A. Metry	2002 to the present	Business consultant since 1995; part-time Versar employee from 1995 to April 2002; Founding Principal of ERM Program Management Corp. from 1989 to 1995; and Vice President, Roy F. Weston from 1981 to 1989. Age 64.
James V. Hansen	2003 to the present	President, Jim Hansen & Associates since January 2004; A member of the Base Realignment and Closure Commission (BRAC) from April 2005; United States Congressman for Utah’s 1st Congressional District from 1980 to 2002. Age 75.

Committees of the Board of Directors

The Board of Directors of Versar has standing Executive, Audit, Compensation, and Nominating & Governance Committees.

During fiscal year 2007, the members of the Executive Committee were Dr. Prociv (Chairman), Dr. Durfee, Mr. Galaviz, Ms. Hoeber and Mr. Hoeper. The primary duty of the Executive Committee is to act in the Board’s stead when the Board is not in session, during which time the Committee possesses all the powers of the Board in the management of the business and affairs of the Company, except as otherwise limited by law.

The Audit Committee, which the Board of Directors has determined is comprised exclusively of non-employee directors who are independent, as defined by the American Stock Exchange listing standards and the rules and regulations of the Securities and Exchange Commission, from July 1, 2006 to February 6, 2007 consisted of Messrs. Gallagher (Chairman), Hoeper, Galaviz and Dr. Metry. Starting on February 6, 2007, Dr. Durfee joined the Audit Committee and Mr. Galaviz moved to the Compensation Committee. The Committee’s primary responsibilities, as defined by its written charter, (which is posted on the Company’s website at www.versar.com under Corporate Governance) are to provide oversight of the Company’s accounting and financial controls, review the scope of and procedures to be used in the annual audit, review the financial statements and results of the annual audit, and retain, and evaluate the performance of, the independent accountants and the Company’s financial and accounting personnel. The Board of Directors has determined that Mr. Hoeper qualifies as an Audit Committee Financial Expert as defined under the rules and regulations of the Securities and Exchange Commission and is independent as noted above.

The Compensation Committee was comprised of Dr. Metry (Chairman), Mr. Hansen and Ms. Hoeber from July 1, 2006 through February 6, 2007 when Mr. Galaviz was added to the Committee. The Board of Directors has determined that Dr. Metry, Mr. Galaviz, Mr. Hansen and Ms. Hoeber are independent for purposes of Compensation Committee service in accordance with the listing standards of the American Stock Exchange. The Committee, pursuant to a written charter (which is posted on the Company’s website at www.versar.com under Corporate Governance), approves goals and objectives related to executive compensation, reviews and adjusts compensation paid to the President and CEO of the Company and all executive officers, and administers the Company’s incentive compensation plans, including cash bonus and stock option and restricted share grants under those plans. The Committee also reviews and determines an appropriate compensation program for the Board of Directors. The Committee’s charter provides that it may delegate to management the allocation and issuance of stock options and other forms of equity-based compensation to employees other than executive officers, to the extent consistent with the terms of any plan and applicable law. The Committee utilizes the services of Steve Parker of HR Solutions, an executive compensation advisory firm. Dr. Prociv provides the Committee with compensation recommendations with respect to non-operating officers and Mr. Sinnott. Mr. Sinnott provides the Committee with compensation recommendations with respect to operating officers.

The Nominating & Governance Committee was comprised, during fiscal year 2007, of Dr. Markels (Chairman), Mr. Hoeper, Mr. Gallagher and Ms. Hoeber, all independent directors in accordance with the listing standards of the American Stock Exchange. The Committee, pursuant to a written charter, (which is posted on the Company’s website at www.versar.com under Corporate Governance) reviews and approves Board committee charters, conducts assessments of Board performance, develops criteria for Board membership and proposes Board members who meet the criteria for the annual election of directors. The Committee also identifies potential Board members to fill vacancies which may occur between annual stockholder meetings. Stockholders may submit nominees for the Board of Directors in writing to the Chairman of the Nominating & Governance Committee at the Company’s Springfield office, care of the Corporate Secretary, no later than June 12, 2008 for the 2008 Annual Meeting of Stockholders. The Committee also develops and implements corporate governance principles and policies.

Board and Committee Meetings; Annual Meeting Attendance

During fiscal year 2007, the Board of Directors met four times. The Executive Committee met once. The Audit Committee met four times. The Compensation Committee met four times. The Nominating & Governance Committee met five times. All directors of the Company attended at least 75% of all meetings of the Board and committees on which they served. The Company does not have a policy requiring Board Members to attend annual meeting of the stockholders. All of the Board members attended the last annual meeting in 2006.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2007, Dr. Metry, Mr. Hansen, Mr. Galaviz and Ms. Hoeber served as members of the Compensation Committee. No reported relationships or transactions exist for such Committee Members.

Directors’ Compensation

During fiscal year 2007, each non-employee director received an annual fee consisting of $3,000 in cash, plus the grant of 1,200 shares of restricted stock which vest over a period of one year. Each director is also paid an attendance fee in cash of $1,200 for each meeting of the Board or of its committees where the director is physically present and of $600 for each meeting attended telephonically. In addition, the Chairmen of the Audit and Compensation Committees are paid an additional $5,000 a year in cash as compensation for increased responsibility and work required in connection with those positions. The non-employee Chairman of the Board is paid an additional $12,000 a year in cash and receives an additional 1,200 shares of restricted stock for his additional responsibilities and efforts on behalf of the Company.

DIRECTOR COMPENSATION
FY2007

	Fees Earned or Paid		Stock Awards
Name(1)	in Cash ($)(2)		($)(3)	Total
Hoeper, Paul J.	29,500		7,900	$37,400

Markels, Michael	12,600		3,950	$16,550

Durfee, Robert L.	10,500		3,950	$14,450

Gallagher, James L.	22,000		3,950	$25,950

Galaviz, Fernando V.	12,500		3,950	$16,450

Hoeber, Amoretta M.	17,500		3,950	$21,450

Metry, Amir A.	25,000	(4)	3,950	$28,950

Hansen, James V.	12,000		3,950	$15,950

(1)	Theodore M. Prociv is not included in this table as he is an employee of the Company and, thus receives no compensation for his services as a director. The compensation received by him is shown on the 2007 Summary Compensation Table.

(2)	Includes all fees earned or paid for services as a director in fiscal year 2007, including annual retainer, committee or Board chair fees and meeting fees.

(3)	Represents the fair value of shares of restricted stock vested in fiscal year 2007, which is the amount recognized for financial reporting purposes in accordance with Statement of Financial Accounting Standards No. 123(R) “Share-based Payments” (“SAFS 123(R)). In accordance with SAFS 123(R), the grant date fair value of each share of restricted stock is $3.95, based on the closing price of Versar’s Common Stock on the date of the grant, November 15, 2006. Restricted stocks awarded to directors in fiscal year 2007 vest on November 13, 2007, the day before the next Annual Meeting of Stockholders.

(4)	Dr. Metry was paid $3,600 in fiscal year 2007 for fees earned in fiscal year 2006 as the Board’s representative at the Company’s strategic planning meetings.

At the end of fiscal year 2007, the directors owned the following number of vested options and unvested restricted shares:

	Unvested Restricted	Vested
Name(1)	Stock Awards	Stock Options
Paul J. Hoeper	2,400	10,121

Robert L. Durfee	1,200	64,868	(2)

Fernando V. Galaviz	1,200	12,121

James L. Gallagher	1,200	7,334

James V. Hansen	1,200	1,965

Amoretta M. Hoeber	1,200	10,521

Michael Markels, Jr.	1,200	6,804

(1)	Theodore M. Prociv is not included as he is an employee of the Company and, thus receives no equity compensation for his services as a director.

(2)	Includes awards of stock options granted while he was an employee of Versar.

Corporate Governance

The Company’s business is managed by its employees under the oversight of the Board of Directors. Except for Dr. Prociv, none of the Board members was an employee of the Company during fiscal year 2007, nor are any now. The Board limits membership of the Audit, Compensation and Nominating & Governance Committees to persons determined to be independent under the American Stock Exchange (AMEX) and Securities and Exchange Commission (SEC) regulations.

The Board of Directors has established Corporate Governance Guidelines that, along with the charters of the Board’s committees and the Company’s Code of Conduct, provide a framework for the governance of the Company. The Corporate Governance Guidelines and committee charters are posted on the Company’s website www.versar.com, under Corporate Governance.

The Board believes that independent directors must comprise a substantial majority of the Board. Through fiscal year 2007 and through today all of the Board members, except Dr. Prociv, have met the AMEX and SEC standards for independence. The Board has determined that all of the following eight non-employee directors, who are also nominees, are independent directors: Paul J. Hoeper, Robert L. Durfee, James L. Gallagher, Fernando V. Galaviz, Amoretta M. Hoeber, Amir A. Metry, Michael Markels, Jr. and James V. Hansen.

Under the Corporate Governance Guidelines, the Nominating & Governance Committee has the responsibility for determining which individuals, including existing directors, shall be submitted to the Board for nomination and the Stockholders for election as directors. There is, however, no formal nominating or screening process or procedure. The Board of Directors determined that no formal written policy with regard to consideration of director nominees recommended by Stockholders is necessary based on the Company’s policy to consider any nominee presented by a Stockholder for consideration in a timely manner. The Corporate Governance Guidelines require that director nominees should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of the Stockholders.

Versar has not adopted a formal process for Stockholder communications with the Board of Directors. Nevertheless, Stockholders and employees who desire to communicate directly to the Board of Directors, any of the Board’s Committees, the non-employee directors as a group or any individual director should write to the address below:

Name of Addressee
c/o Corporate Secretary
Versar, Inc.
6850 Versar Center
Springfield, VA 22151

Code of Conduct

The Company’s Board of Director’s has adopted a Code of Conduct that applies to all directors and employees, including the Company’s principal executive officer, principal financial officer, principal accounting officer and controller. The Code of Conduct is posted on the Company’s web site www.versar.com under Corporate Governance. The Company intends to disclose on its website any waivers granted under this Code of Conduct to its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. As of the date of this Proxy Statement, no waivers have been requested or granted.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Versar’s executive officers, directors and persons who beneficially own more than 10% of the Company’s Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Based solely on Versar’s review of such reports furnished to Versar, Versar believes that all reports required to be filed by persons subject to Section 16(a) of the Securities Exchange Act of 1934, and the rules and regulations thereunder, have been timely filed, except that (1) Mr. Dobbs filed two late Form 4s, (2) Dr. Durfee filed one late Form 4, (3) Ms. Foringer filed one late Form 4, (4) Mr. Kendall filed nine late Form 4s, (5) Dr. Markels, Jr. filed seven late Form 4s,

(6) Dr. Metry filed one late Form 4, (7) Dr. Prociv filed one late Form 4 and (8) Mr. Wagonhurst filed one late Form 4, in each case, as a result of administrative errors and/or the failure of such person to timely provide the information necessary to Versar in order to prepare and file such forms on such person’s behalf.

SECURITY HOLDINGS OF MANAGEMENT

The following table sets forth certain information regarding the ownership of Versar’s Common Stock by the Company’s directors and each executive officer named in the Summary Compensation Table, each nominee for director and the Company’s directors and executive officers as a group, as of September 28, 2007.

	Shares of Common Stock Beneficially
	Owned as of September 28, 2007(1)
Individual or Group	Number	Percent
Michael Markels, Jr.(2)	388,452	4.4%

Robert L. Durfee(3)	565,988	6.4%

Amir A. Metry(4)	17,338	*

James L. Gallagher(5)	14,321	*

Fernando V. Galaviz(6)	18,821	*

Amoretta M. Hoeber(7)	14,721	*

Paul J. Hoeper(8)	16,521	*

James V. Hansen(9)	7,068	*

Theodore M. Prociv(10)	291,117	3.2%

Lawrence W. Sinnott(11)	119,622	1.4%

James C. Dobbs(12)	97,879	1.1%

Jeffrey V. Wagonhurst(13)	45,000	*

Gina Foringer(14)	34,552	*

All directors and executive officers as a group (16 persons)(15)	1,785,227	19.3%

*	= Less than 1%

(1)	For the purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or to direct the voting of the security or the power to dispose or to direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within 60 days of September 28, 2007.

(2)	No longer includes shares owned by the adult children of Dr. Markels who during late September notified the Company that they no longer act as an affiliated group and with whom Dr. Markels no longer shares voting and investment power. Includes 12,121 shares that may be purchased upon the exercise of stock options exercisable within 60 days after September 28, 2007.

(3)	Includes 34,000 shares owned by adult children of Dr. Durfee as to which he shares voting and investment power. Includes 64,868 shares that may be purchased upon the exercise of stock options exercisable within 60 days after September 28, 2007.

(4)	Includes 6,804 shares that may be purchased upon the exercise of stock options exercisable within 60 days after September 28, 2007.

(5)	Includes 7,334 shares that may be purchased upon the exercise of stock options exercisable within 60 days after September 28, 2007.

(6)	Includes 12,121 shares that may be purchased upon the exercise of stock options exercisable within 60 days after September 28, 2007.

(7)	Includes 10,521 shares that may be purchased upon the exercise of stock options exercisable within 60 days after September 28, 2007.

(8)	Includes 10,121 shares that may be purchased upon the exercise of stock options exercisable within 60 days after September 28, 2007.

(9)	Includes 1,965 shares that may be purchased upon the exercise of stock options exercisable within 60 days after September 28, 2007.

(10)	Includes 175,000 shares that may be purchased upon the exercise of stock options exercisable within 60 days after September 28, 2007. Dr. Prociv is a Trustee of the Employee 401(k) Plan and as such he has shared investment power over 478,431 shares and shared voting power over 478,431 shares held by this plan. Dr. Prociv disclaims beneficial ownership of the plan shares solely from his position as Trustee, none of which are included in the above table.

(11)	Includes 75,000 shares that may be purchased upon the exercise of stock options exercisable within 60 days after September 28, 2007. Mr. Sinnott is a Trustee of the Employee 401(k) Plan and as such he has shared investment power over 478,431 shares and shared voting power over 478,431 shares held by this plan. Mr. Sinnott disclaims beneficial ownership of the plan shares solely from his position as Trustee, none which are included in the above table.

(12)	Includes 30,000 shares that may be purchased upon the exercise of stock options exercisable within 60 days after September 28, 2007.

(13)	Includes 35,000 shares that may be purchased upon the exercise of stock options exercisable within 60 days after September 28, 2007.

(14)	Includes 19,000 shares that may be purchased upon the exercise of stock options exercisable within 60 days after September 28, 2007.

(15)	Includes 471,734 shares that may be purchased upon the exercise of stock options exercisable within 60 days after September 28, 2007. Excludes shares held by the Employee 401(k) Plan as described in notes 10 and 11.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Philosophies and Policies

The compensation philosophy of the Compensation Committee (the “Committee”) is built on the principles of pay for performance, shared ownership and alignment of management with the long-term interest of our stockholders. The Committee’s executive compensation policies are designed to provide competitive levels of compensation which integrate pay with performance, recognize individual initiative and achievements and assist the Company in attracting and retaining qualified executives. The target levels of the executive officers’ overall compensation are intended to be consistent with compensation in the professional services industry for similar executives.

The Company’s executive compensation program includes three components:

•	Base Salary — Salaries are based upon performance of the executive and are evaluated against the Company’s financial and strategic objectives and of salaries paid to other executives in the professional services industry.

•	Annual Bonus — Bonuses are paid pursuant to an executive incentive bonus plan established each year by the Committee and are intended to reward performance during the fiscal year. Under the bonus plan, an incentive pool is created each fiscal year if certain goals set by the Board are met. If the Company meets the goals, the Committee then determines the allocation of the incentive pool among the executive officers based on the executive officer’s position and contribution to the Company.

•	Long-Term Incentive Awards — The purpose of this element of the Company’s executive compensation program is to link management compensation with the long-term interest of stockholders, as well as the performance of the Company in a single fiscal year. Long-term incentive awards are made at the discretion of the Committee, and the Committee bases its decision to grant such awards on the individual’s performance or potential to improve shareholder value.

Compensation Process

The Committee annually reviews the compensation of senior management, usually in September of each year. The Committee receives input from Dr. Prociv with respect to Mr. Sinnott’s and Mr. Dobbs’ compensation and from Mr. Sinnott with respect to Mr. Wagonhurst’s and Ms. Foringer’s compensation. The Committee also meets privately with the Chief Executive Officer to determine the base salary, bonus and incentive payments of the other executive officers.

In making its compensation decisions, the Committee uses information compiled by Mr. Steve Parker of HR Solutions, a compensation consulting firm. Annually, Mr. Parker compiles information from compensation surveys and benchmarks, including those prepared by Mercer, Radford, WTPR and Culpetter regarding companies in the professional services industry. The compilation prepared by Mr. Parker includes compensation data for different executive levels of professional services companies of various sizes and in various geographic locations. The compilation also includes an average of the mid-range of the salaries and bonus percentages for the various executive levels included in each of the surveys. In making compensation decisions, the Committee seeks to set the executives’ salaries and bonuses to these averages.

In making compensation decisions, the Committee also takes into account the accounting and tax impact to the Company of the proposed compensation under consideration. Section 162(m) of the Internal Revenue Code has not been a relevant factor in the Committee’s compensation decisions, because the levels of compensation historically paid to the executive officers have been substantially below the $1 million threshold set forth in Section 162(m). If the Committee were to consider compensation increases sufficient to reach this threshold, advice regarding application and impact of Section 162(m) would be sought.

In determining executive compensation for fiscal year 2008, the Committee considered the performance of the Company’s stock, the financial performance of the Company during fiscal year 2007 and the individuals’ performance against pre-established goals and other accomplishments during fiscal year 2007. In setting executive compensation for fiscal year 2007, the Committee focused on promotions and individual performance against pre-established goals and other accomplishments in fiscal year 2006.

Compensation Decisions

Base Salary

The Committee considers several factors in setting base salary. First, the Committee reviews the compilation prepared by the compensation consultant to determine if an executive’s salary is in the mid-range of the salaries for similar positions. For both fiscal years 2007 and 2008, each named executive officer’s salary was at or below the mid-point of the salaries for comparable positions outlined in the compilation. The Committee also receives input from Dr. Prociv with respect to Mr. Sinnott’s and Mr. Dobbs’ base salaries and from Mr. Sinnott with respect to Mr. Wagonhurst’s and Ms. Foringer’s base salaries. In addition, the Committee reviews the individual’s performance, the Company’s performance, its managerial talent and the Committee’s organizational assessment of the Company’s leadership team.

Although the Company did not meet its performance goals for fiscal year 2006, the Committee in September 2006 granted the following salary increases, which commenced on October 1, 2006, based upon individual performance or promotions, as well as the other factors described above. Specifically, Dr. Prociv received a $15,000 salary increase, Mr. Sinnott received a $17,000 salary increase, Mr. Dobbs received a $4,000 salary increase, Mr. Wagonhurst received a $4,000 salary increase and Ms. Foringer received a $15,000 salary increase.

After the end of fiscal year 2007, the Committee evaluated the factors discussed above and increased the base salaries of each of the named executive officers for fiscal year 2008 to the following levels:

Named Executive Officer	FY07 Base Salary	FY08 Base Salary(1)	Percent Changed
Theodore M. Prociv	$300,000	$330,000	10%
Lawrence W. Sinnott	$190,000	$210,000	15.8%
James C. Dobbs	$172,000	$180,000	3.5%
Jeffrey V. Wagonhurst	$170,000	$185,000	8.8%
Gina Foringer	$160,000	$165,000	3.1%

(1)	Base salary adjustments begin at the pay period on or around October 1, 2007.

Specifically, regarding the Chief Executive Officer’s fiscal year 2008 salary noted above, the Committee discussed the Chief Executive Officer’s performance, the fact that he met or exceeded all of his performance goals and the compensation data provided to the Committee.

Bonuses

Under the bonus plan, a bonus pool in which executive officers and certain other employees may participate is created each fiscal year if the Company meets certain minimum pre-tax income goals set by the Board, and the size of the bonus pool increases as pre-tax income increases beyond those goals. Under the bonus plan for fiscal year 2007, the Company had to earn at least $1.6 million in pre-tax income in order for a bonus pool to be created. At $1.6 million in pre-tax income, the bonus plan set the bonus pool at $100,000. However, executive officers and certain other executives are not able to participate in the bonus pool until the pool reaches a certain threshold, which was $200,000 for fiscal year 2007. Once the threshold is reached, a portion of the bonus pool is set aside for the executive officers and certain other executives. The portion of the bonus pool set aside for them ranges between 40% and 60% of the amount in the bonus pool in excess of the threshold. Until fiscal year 2007, the threshold was not met.

Because the Company earned $4.1 million in pre-tax income during fiscal 2007, $570,000 of the bonus pool was set aside for executive officers and certain other executives. However, the Committee reduced this bonus pool to $515,000 following the Chief Operating Officer/Chief Financial Officer’s recommendation that $55,000 be transferred to bonuses for middle management and staff in order to adequately reward their efforts. The Committee then allocated the $515,000 among the executive officers and certain other executives based on the individual’s position, the individual’s contribution to the Company and the mid-range bonuses in the compilation prepared by the compensation consultant. Periodically, the Committee may make additional discretionary cash bonuses to executive officers in order to reward exemplary performance. During fiscal year 2007, the Committee granted Mr. Dobbs a $10,000 cash bonus to reward his work in resolving certain litigation. During fiscal year 2007, the Committee also granted Mr. Wagonhurst and Ms. Foringer cash bonuses of $21,656 and $5,000, respectively, in order to reward them for their performance during fiscal year 2006.

Restricted Stock Awards

While the cash bonus focuses solely on past performance, discretionary restricted stock awards take into account both past performance and the need to provide the executive officers with an investment in and incentive to drive future performance of the Company. During fiscal year 2007, the Committee granted Mr. Dobbs an award of 2,000 restricted shares to reward his work in resolving certain litigation during fiscal year 2007. During fiscal year 2007, the Committee also granted restricted stock awards of 2,000 shares to each of Mr. Sinnott, Mr. Wagonhurst and Ms. Foringer in order to reward them for their performance in fiscal year 2006.

On September 6, 2007, the Committee adopted the recommendation of the Chairman and the following restricted stock awards were made to the named executive officers in order to reward their performance.

Restricted Stock Awarded
Named Executive Officer	(# of shares)
Theodore M. Prociv	25,000
Lawrence W. Sinnott	15,000
James C. Dobbs	10,000
Jeffrey V. Wagonhurst	10,000
Gina Foringer	5,000

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K.

Compensation Committee of the Board of Directors

Dr. Amir A. Metry, Chairman
Fernando V. Galaviz
James V. Hansen
Amoretta M. Hoeber

SUMMARY COMPENSATION TABLE

The following table presents compensation information earned by the Company’s Chief Executive Officer, Chief Financial Officer, and each of the Company’s three other most highly compensated executive officers during the fiscal year ended June 29, 2007. We refer to these executive officers as our named executive officers in this Proxy Statement.

				All Other
Name and Principal	Salary	Bonus	Stock Awards	Compensation	Total
Position	($)(1)	($)	($)(4)	($)(5)	($)
Theodore M. Prociv President and Chief Executive Officer	296,487	170,000	—	18,544	469,019
Lawrence W. Sinnott Executive Vice President, Chief Operating Officer and Chief Financial Officer	185,423	140,000	4,040	12,113	341,575
James C. Dobbs Senior Vice President and General Counsel	170,923	50,000	—	14,705	236,228
Jeffrey V. Wagonhurst Senior Vice President, Program Management Group	166,384	100,000(2)	4,040	14,702	281,038
Gina Foringer Senior Vice President, Professional Services Group	157,308	30,000(3)	4,040	10,663	197,011

(1)	Includes regular base pay earnings in fiscal year 2007.

(2)	During fiscal year 2007 Mr. Wagonhurst was also paid a $21,656 bonus for services he performed during fiscal year 2006.

(3)	During fiscal year 2007 Ms. Foringer was paid a $5,000 bonus for services she performed during fiscal year 2006.

(4)	Represents the fair value of shares of restricted stock vested in fiscal year 2007, which is the amount recognized for financial statement reporting purposes in accordance with SFAS 123(R).

(5)	Consists of the following: Company paid life insurance, Company paid disability, executive medical reimbursement, and Company match to employee’s 401(k) Plan contribution.

GRANTS OF PLAN-BASED AWARDS

			All Other Stock
			Awards: Number of
			Shares of Stock or	Grant Date Fair Value
			Units	of Stock and Option
Name	Grant Date		(#)	Awards ($)(3)
Theodore M. Prociv	—		—	—
Lawrence W. Sinnott	9/6/06	(1)	2,000	7,420
Jeffrey V. Wagonhurst	9/6/06	(1)	2,000	7,420
James C. Dobbs	2/7/07	(2)	2,000	9,800
Gina Foringer	9/6/06	(1)	2,000	7,420

(1)	The restricted stock awards to Messrs Sinnott and Wagonhurst and Ms. Foringer were made by the Compensation Committee during fiscal year 2007 for performance in fiscal year 2006. 50% of each award vested on January 2, 2007, and the second 50% of each award will vest on January 2, 2008.

(2)	The restricted stock awarded to Mr. Dobbs was in recognition of his successful resolution of the Enviro-Chem litigation. His award will be vested over a two-year period, 50% on each of the first and second anniversaries of the award.

(3)	The aggregate grant date fair value of restricted stock awards is determined by multiplying the number of restricted shares granted by the closing price of the Company’s Common Stock on the grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards			Stock Awards
	Number of			Number of
	Securities			Shares or Units
	Underlying			of Stock that
	Unexercised	Option Exercise	Option	have not
	Options (#)	Price	Expiration	Vested
Name	Exercisable	($)	Date	(#)	($)(1)

Theodore M. Prociv	100,000	2.375	10/31/09
	50,000	2.80	10/1/13	0	0
	25,000	3.82	9/14/14

Lawrence W. Sinnott	10,000	4.50	1/26/08
	25,000	1.81	10/14/12	1,000	8,410
	20,000	2.80	10/1/13
	20,000	3.82	9/14/14

James C. Dobbs	20,000	2.80	10/1/13	2,000	16,820
	10,000	3.82	9/14/14

Jeffrey V. Wagonhurst	5,000	2.25	10/25/12
	20,000	2.80	10/1/13	1,000	8,410
	10,000	3.82	9/14/14

Gina Foringer	6,000	2.625	9/11/09
	6,000	2.25	11/25/12	1,000	8,410
	8,000	4.45	1/2/15
	5,000	3.50	1/2/14

(1)	Based on the closing price of the Company’s stock of $8.41 on June 29, 2007, the last day of fiscal year 2007.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized on	Shares Acquired	Value Realized
Name	on Exercise (#)	Exercise ($)(1)	on Vesting (#)	on Vesting ($)(2)

Theodore M. Prociv	50,000	310,750	—	—

Lawrence W. Sinnott	—	—	1,000	4,000

James C. Dobbs	30,000	239,100	—	—

Jeffrey V. Wagonhurst	—	—	1,000	4,000

Gina Foringer	—	—	1,000	4,000

(1)	Represents the difference between the exercise price and the fair market value of the Company’s common stock on the date of exercise.

(2)	The shares vested on January 2, 2007, which was a market holiday. Consequently, the dollar amount reported in the table is equal to the number of shares vested times $4.00, which was the closing market price of the Company’s common stock on January 3, 2007.

Employment Contract

In 2005 the Company entered into an employment agreement with Dr. Prociv, which specifies the terms under which he serves as the Company’s President and Chief Executive Officer. The Company has periodically extended the term of Dr. Prociv’s employment agreement, and the last extension occurred on September 6, 2007 when the Board of Directors agreed to extend the agreement, which was set to expire on December 1, 2007, for an additional year and to increase Dr. Prociv’s base salary from $300,000 to $330,000 per year. Dr. Prociv is also entitled to receive the benefits available to the other executive officers and to participate in all medical, hospital, dental, life, disability and other insurance plans available to executive officers.

If the Company terminates Dr. Prociv’s employment without cause, then he is entitled to receive (i) a lump sum payment equal to his base salary, any accrued incentive compensation, deferred compensation and accrued personal leave and (ii) the continuation of his fringe benefits for 12 months. If Dr. Prociv’s employment is terminated by the Company for cause, the Company is required to continue paying Dr. Prociv his base salary and continue to provide the fringe benefits Dr. Prociv was receiving at the time of his termination for eight weeks following his termination.

Following a change of control, if Dr. Prociv’s employment is terminated by the Company without cause (other than as a result of his death or disability) or if Dr. Prociv resigns for good reason (e.g., as a result of change in title, salary reduction, or change in geographic location), then he is entitled to receive (i) a lump sum cash payment equal to two times his base salary, (ii) a lump sum cash payment equal to two times the higher of the amounts paid to Dr. Prociv under any existing bonus or incentive plan in the calendar year preceding the termination of his employment or the calendar year in which change of control occurred, (iii) a lump sum payment for any amounts accrued under any other incentive plan, (iv) a continuation for 24 months of the life, disability, accident, health and dental insurance benefits he was receiving before the end of his employment and (v) all unvested options will immediately vest and remain exercisable for the longest period of time permitted by the applicable stock option plan. Dr. Prociv will also receive the benefits described in the preceding sentence if following a potential change of control, but before the change of control occurs, Dr. Prociv’s employment is terminated by the Company without cause at the direction of the person who has entered into the agreement that will result in change of control (the “Acquiror”) or he resigns for good reason and the events constituting good reason occur at the direction of the Acquiror. Dr. Prociv will also receive the benefits described above if a successor to the Company fails to assume the employment contract.

The following table estimates and summarizes the potential payments and benefits, other than the benefits ordinarily available to salaried employees, to which Dr. Prociv would have received if his employment had been terminated on the last day of fiscal year 2007 under the circumstances described below.

	Salary	Bonus	Benefits
	$	$	$(1)
Termination without cause	300,000	—	5,185
Termination for cause	46,154	—	798
Termination or resignation following a change of control	600,000	—	10,369
Termination or resignation following a potential change of control	600,000	—	10,369
Successor fails to assume the contract	600,000	—	10,369

(1)	Payment for additional benefit costs paid by the Company on behalf of Dr. Prociv and not generally available to other employees for life and disability insurance.

Change of Control Agreements

The Company has entered into change of control agreement with Messrs Sinnott, Dobbs and Wagonhurst. Under each of the agreements, following a change of control, if the executive’s employment is terminated by the Company without cause (other than as a result of his death or disability) or if the executive resigns for good reason (e.g., as a result of change in title, salary reduction, or change in geographic location), then he is entitled to receive (i) a lump sum cash payment equal to two times his base salary, (ii) a lump sum cash payment equal to two times the higher of the amounts paid to the executive under any existing bonus or incentive plan in the calendar year preceding the termination of his employment or the calendar year in which change of control occurred, (iii) a lump sum payment for any amounts accrued under any other incentive plan, (iv) a continuation for 24 months of the life, disability, accident, health and dental insurance benefits he was receiving before the end of his employment and (v) all unvested options will immediately vest and remain exercisable for the longest period of time permitted by the applicable stock option plan. The executive will also receive the benefits described in the preceding sentence if following a potential change of control but before the change of control occurs, the executive’s employment is terminated by the Company without cause at the direction of the person who has entered into the agreement that will result in change of control (the “Acquiror”) or he resigns for good reason and the events constituting good reason occur at the direction of the Acquiror. The executive will also receive the benefits described above if a successor to the Company fails to assume the change of control agreement.

The following table estimates and summarizes the potential payments and benefits, other than the benefits ordinarily available to salaried employees, which Mr. Sinnott would have received if his employment had been terminated on the last day of fiscal year 2007 under the circumstances described below.

	Salary	Bonus	Benefits
	$	$	$(1)
Termination or resignation following a change of control	380,000	—	2,042
Termination or resignation following a potential change of control	380,000	—	2,042
Successor fails to assume the contract	380,000	—	2,042

(1)	Payment for additional benefit costs paid by the Company on behalf of Mr. Sinnott and not generally available to other employees for life and disability insurance.

The following table estimates and summarizes the potential payments and benefits, other than the benefits ordinarily available to salaried employees, which Mr. Dobbs would have received if his employment had been terminated on the last day of fiscal year 2007 under the circumstances described below.

	Salary	Bonus	Benefits
	$	$	$(1)
Termination or resignation following a change of control	344,000	20,000	6,994
Termination or resignation following a potential change of control	344,000	20,000	6,994
Successor fails to assume the contract	344,000	20,000	6,994

(1)	Payment for additional benefit costs paid by the Company on behalf of Mr. Dobbs and not generally available to other employees for life and disability insurance.

The following table estimates and summarizes the potential payments and benefits, other than the benefits ordinarily available to salaried employees, which Mr. Wagonhurst would have received if his employment had been terminated on the last day of fiscal year 2007 under the circumstances described below.

	Salary	Bonus	Benefits
	$	$	$(1)
Termination or resignation following a change of control	340,000	43,312	5,200
Termination or resignation following a potential change of control	340,000	43,312	5,200
Successor fails to assume the contract	340,000	43,312	5,200

(1)	Payment for additional benefit costs paid by the Company on behalf of Mr. Wagonhurst and not generally available to other employees for life and disability insurance.

REPORT OF THE AUDIT COMMITTEE

The Board’s Audit Committee consists of four non-employee directors: James L. Gallagher, as Chairman, Paul J. Hoeper, Dr. Robert L. Durfee and Dr. Amir A. Metry. Fernando V. Galaviz served on the Committee until February 6, 2007, when he was replaced by Dr. Robert L. Durfee. Each member has been determined to be an independent director under the American Stock Exchange listing standards and the rules and regulations of the Securities and Exchange Commission. Further, the Company’s Board of Directors has determined that Mr. Hoeper is qualified as an Audit Committee Financial Expert. Pursuant to the Committee’s written charter, which meets the requirements of the Sarbanes-Oxley Act, the Committee evaluates audit performance, manages the relationship with the Company’s independent registered public accounting firm, assesses policies and procedures relating to internal controls and evaluates complaints regarding auditing and accounting matters. This report relates to the activities of the Audit Committee in carrying out such role for the past year.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements and reporting process, which includes the Company’s systems for internal controls. In carrying out its oversight responsibilities, the Committee met with management and reviewed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended June 29, 2007. The review included a discussion of the quality and acceptability of the Company’s financial reporting and controls, including the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements.

The Committee also reviewed with the Company’s independent registered public accounting firm, Grant Thornton LLP (“Grant Thornton”), who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, their judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Committee under generally accepted auditing standards and SAS (Statement on Auditing Standards) 61. In addition, the Committee discussed with Grant Thornton their independence from management and the Company, including the matters in their written disclosures required by the Independence Standards Board, including Standard No. 1, and received written disclosures required by that standard. The Committee held several private sessions with the Company’s independent auditors, Grant Thornton, at which candid discussions of financial management, accounting and internal controls took place.

The Committee meets periodically and privately with Grant Thornton to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended June 29, 2007 for filing with the Securities and Exchange Commission.

Under the Committee’s Charter and the requirements of the Sarbanes-Oxley Act and Rule 10A-3 adopted by the Securities and Exchange Commission, the responsibility for the appointment, compensation, retention and oversight of the work of the Company’s independent registered public accounting firm rests with the Audit Committee. Based upon a review of Grant Thornton’s qualifications, resources, personnel and performance, the Committee has selected Grant Thornton as the Company’s independent registered public accounting firm for fiscal year 2008 and is submitting its decision for Stockholder ratification at the Annual Meeting.

Submitted by the Audit Committee of the Board of Directors.

James L. Gallagher, Chairman
Dr. Robert L. Durfee
Paul J. Hoeper
Dr. Amir A. Metry

Audit Fees

In fiscal years 2007 and 2006, Versar paid Grant Thornton $172,809 and $158,880, respectively, for quarterly reviews and the annual fiscal year audit.

Audit-Related Fees

Versar paid Grant Thornton $1,622 in fiscal year 2006 and nothing in fiscal year 2007 for audit-related fees for assurance and related services.

Tax Fees

In fiscal years 2007 and 2006, Versar paid $64,864 and $61,514, respectively, to Grant Thornton for federal and state tax compliance services.

All Other Fees

In fiscal years 2007 and 2006, Versar paid $22,173 and $18,155, respectively, to Grant Thornton for audits of benefit plans, various tax consulting for the Republic of the Philippines and review of Securities and Exchange Commission matters.

The Audit Committee has adopted a comprehensive pre-approval policy for services by its registered public accounting firm. All services by Grant Thornton rendered in fiscal year 2007 received prior approval by the Audit Committee. The Committee expects that all such services for fiscal year 2008 will be subject to pre-approval by the Audit Committee.

PROPOSAL NO. 2
APPOINTMENT OF ACCOUNTANTS

The Audit Committee of the Board of Directors considers it desirable that its appointment of the firm of Grant Thornton LLP (Grant Thornton) as independent registered public accounting firm of the Company for fiscal year 2008 be ratified by the Stockholders. Grant Thornton has been the Company’s accountants since 2002. Representatives of Grant Thornton will be present at the Annual Meeting, will be given an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from the Stockholders.

The Board of Directors recommends a vote “FOR” ratification of the appointment of Grant Thornton and the enclosed proxy will be so voted unless a vote against the proposal or an abstention is specifically indicated.

2008 ANNUAL MEETING

It is presently contemplated that the 2008 Annual Meeting of Stockholders will be held on or about November 12, 2008. In order for any appropriate stockholder proposal to be considered for inclusion in the proxy materials for the 2008 Annual Meeting of Stockholders, it must be received by the Secretary of the Company no later than June 10, 2008, by certified mail, return receipt requested and must comply with applicable federal proxy rules. A proposal submitted for consideration at the 2008 Annual Meeting of Stockholders subsequent to June 12, 2008 shall be considered untimely and will not be included in the Company’s proxy materials. Further, any proposals for consideration at the 2008 Annual Meeting for which the Company does not receive notice on or before August 26, 2008 shall be subject to the discretionary vote of the proxy holders at the 2008 Annual Meeting of Stockholders.

OTHER MATTERS

As of the date of this Proxy Statement, management of the Company has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy intend to vote such proxy, to the extent entitled, in accordance with their best judgment.

By Order of the Board of Directors,

James C. Dobbs
Secretary

October 10, 2007

DETACH PROXY CARD HERE PLEASE COMPLETE, SIGN, DATE AND x            RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. Votes must be indicated (x) in Black or Blue ink. (1) Election of Directors            FOR AGAINST ABSTAIN (2) Ratification of the appointment of Grant Thornton LLP FOR all nominees            x            WITHHOLD AUTHORITY to vote            x *EXCEPTIONS            x x x x
listed below for all nominees listed below            as independent accountants for fiscal year 2008. (3) In their discretion upon such other matters as may properly come before the Nominees: Michael Markels, Jr., Robert L. Durfee, Theodore M. Prociv, meeting or any adjournment(s) thereof and upon matters incident to the Paul J. Hoeper, James L. Gallagher, Amoretta M. Hoeber, conduct of the meeting. Fernando V. Galaviz, Amir A. Metry and James V. Hansen (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the To change your address, please mark this box.
“Exceptions” box and write that nominee’s name in the space provided below). x *Exception ___To include any comments, please mark this box. x S C A N L I N E Please sign exactly as your name appears herein. If you are signing for the stockholder, please sign the stockholder’s name, your name and state the capacity in which you are signing. Date Share Owner sign here Co-Owner sign here

VERSAR, INC. PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD NOVEMBER 14, 2007 Solicited on Behalf of the Board of Directors The undersigned hereby authorizes Paul J. Hoeper and Theodore M. Prociv, and each of them individually, with power of substitution, to vote and otherwise represent all of the shares of Common Stock of Versar, Inc.( the “Company”), held of record by the undersigned, at the Annual Meeting of Stockholders of the Company to be held at the Company’s offices, 6850 Versar Center, Springfield, Virginia, on Wednesday, November 14, 2007 at10:00 a.m. local time, and any adjournment(s) thereof, as indicated on the reverse side hereof. The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated, in each case, October 10, 2007. All other proxies heretofore given by the undersigned to vote shares of the Company’s Common Stock are expressly revoked. The shares represented by this proxy will be voted as described on the reverse hereof by the Stockholder. If not otherwise directed, this proxy will be voted FOR all nominees for directors listed in proposal 1 and FOR proposals referred to in Items 2 and 3 on the reverse side. (Continued, and to be signed and dated on the reverse side) VERSAR, INC. P.O. BOX 11223 NEW YORK, N.Y. 10203-0223